SUBJECT TO COURT APPROVAL

ASSET PURCHASE AGREEMENT

BY AND AMONG

"NEWCO", AN ENTITY TO BE FORMED BY ONE OR MORE OF THE FOLLOWING EQUITY HOLDERS AND/OR CREDITORS OF SELLER: GRIFFIN FUND ("FUND"); GRIFFIN FUND LP ("FUND LP"); GRIFFIN FUND II LP ("FUND II"); GRIFFIN PARTNERS, LLC ("PARTNERS"); GRIFFIN PARTNERS II LP ("PARTNERS LP"AND, COLLECTIVELY, WITH FUND, FUND LP, FUND II, AND PARTNERS, "GRIFFIN"); AND FUNDAMENTAL CREDIT LP ("CREDIT"); FUNDAMENTAL MASTER LP (TOGETHER WITH CREDIT, "FUNDAMENTAL")

AND

ISC8 INC.

DATED AS OF JANUARY 5, 2015

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "**Agreement**") is made as of this 5th day of January 2015, by and among **NEWCO** a Delaware corporation to be formed (the "**Purchaser**"), and **ISC8 Inc.** (the "**Seller**" or "**Debtor**").

RECITALS:

A. Seller designs, develops and sells cyber-security products globally. Seller provides hardware, software and service offerings for web filtering, deep packet inspection with big data analytics and malware threat detection for advance persistent threats. Seller's products are installed nation-wide within the Middle East, and in mobile operators in Europe and Asia Pacific. J. Kirsten Bay is the Seller's Chief Executive Officer ("**CEO**"). Seller employs approximately ten (10) employees at its principal place of business located at 151 Kalmus Drive, Suite A-203, Costa Mesa, California 92626. Seller also employs four (4) individuals who work for ISC8 Europe Ltd. (collectively, "**Employees**").

B. Purchaser will be an entity formed by affiliates of Griffin and Fundamental identified on the cover page of this Agreement (together, "**Purchaser Affiliates**").

C. Seller is the debtor and debtor in possession in that certain Chapter 11 case pending in the United States Bankruptcy Court for the Central District of California, Santa Ana Division (the "**Bankruptcy Court**") as Case No. 8:14-bk-15750-SC (the "**Bankruptcy Case**"). On September 23, 2014 ("**Petition Date**"), the Debtor, a Delaware corporation, filed a voluntary petition for relief under chapter 11 of 11 U.S.C. § 101 et seq. ("**Bankruptcy Code**"). The Debtor was incorporated in California in December of 1974 and reincorporated in Delaware in January of 1988.

D. The Debtor continues to operate its business and manage its affairs as a debtor in possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code. No trustee or examiner has been appointed in the Case. On October 7, the Debtor filed its Schedules and Statements of Financial Affairs in the Bankruptcy Case [Doc. No. 32] (the "**Schedules**"). According to the Schedules, the Debtor's enterprise was valued as a going concern in August 2014 (before the Petition Date), at $5.45 million, and its debts were more than twice that amount, totaling approximately $12.80 million, consisting of approximately $5.36 million of secured debt as reflected on Schedule D of the Schedules (the "**Prepetition Secured Claims**"), and approximately $7.44 million of general unsecured debt. The Debtor further believes that, in the event of a liquidation, the value of its assets would be substantially lower. The Debtor is also party to numerous executory contracts and unexpired leases, as reflected in Schedule G of the Schedules (the "**Contracts**").

E. On October 9, 2014, the Office of the United States Trustee (the "**US Trustee**") issued its Notice of Appointment of the Official Committee of Creditors Holding Unsecured Claims ("**Committee**"). Subsequently, one member of the Committee resigned and the US Trustee filed an Amended Notice of Appointment of the Committee on October 22, 2014.

F. On October 23, 2014, the Court granted from the bench the Debtor's Motion for Entry of an Order Approving the Engagement Contract of Broadway Advisors, LLC to Provide Alfred M. Masse as Chief Restructuring Officer of the Debtor and to Assist the CRO, filed on October 15, 2014 [Dkt. No. 51] (the "**CRO Motion**"). Pursuant thereto, Alfred Masse ("**Masse**") took control of the Debtor's business operations and accounting department. The Order granting the CRO Motion was entered on November 10, 2014 [Dkt. No. 106].

G. The cash flow generated from the Debtor's business operations is inadequate to fund its cash requirements for operations going forward and to implement its turnaround. To provide for its current cash needs, the Debtor is dependent on borrowed funds in the form of debtor-in-possession financing (the "**Initial DIP Financing**"), that has been provided by certain lenders, including, without limitation, the Purchaser Affiliates (the "**DIP Lender**"). Funding is available under the existing Initial DIP Financing facility through February 5, 2015. Without debtor in possession financing or an alternative funding source, the Debtor would be required to immediately cease its operations for its inability to pay operating expenses.

H. Subject to the terms and conditions hereof, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, pursuant to the Sale Order (as defined herein), the Purchased Assets (as defined herein), "free and clear" of all claims and interests except as specified in this Agreement, pursuant to Section 363 of the Bankruptcy Code. Purchaser's right to purchase the Purchased Assets on the terms hereof is subject to overbid at Auction (as defined herein), in accordance with the terms hereof, in the event one or more Qualified Bids (as defined herein) is received by the Bid Due Date. Any Auction would be conducted in accordance with the Bid Procedures (as defined herein), inclusive of the Stalking Horse Protections (as defined herein) as reasonably acceptable to the Purchaser and the Committee, and approved by an order of the Bankruptcy Court (the "**Bidding Procedures Order**").

I. It is contemplated that as of immediately before the Closing Date, and except as specified herein, the employment of all of the Employees of the Debtor will be terminated. After the Closing, the Purchaser will offer to hire necessary Employees who are identified by the CEO pursuant to new employment agreements to be negotiated between Purchaser and the respective Employees to be hired by Purchaser, and, further, to include a guarantee of employment in the case of the CEO. Purchaser's board of directors is to be constituted by the Purchaser Affiliates. Notwithstanding the foregoing, with respect to any Employee who is not to be hired by Purchaser, Seller may continue to employ such Employee after the Closing upon mutually agreeable terms, which may or may not reflect the terms of the pre-Closing contract that existed, if any, between Seller and such Employee. With respect to any Employee who is hired by Purchaser, Purchaser shall reasonably provide for such Employees to be available to perform for Seller any reasonably necessary functions associated with the employment contract for such Employee through the end of the term of such contract.

J. As further consideration for the benefit of the Seller hereunder, the DIP Lender has agreed to fund an additional $850,000 of cash, as specified in a mutually agreeable budget (the "**Supplemental DIP Financing**" and, together with the Initial DIP Financing, the "**DIP Financing**"), to fund the Debtor's operations through no later than February 5, 2015 (the "**DIP Funding Termination Date**"), which was approved on an interim basis at the hearing

in the Bankruptcy Case held on December 11, 2014. This amount was funded to the Debtor through the Deposit (as defined herein).

K. As part of the transactions contemplated under this Agreement, Purchaser, Purchaser Affiliates, the Debtor and the Committee have been in good faith negotiations with respect to a solicitation and exchange whereby the Purchaser would offer to purchase the claims of unsecured creditors against the Debtor whose holders are accredited investors in exchange for equity of the Purchaser (the "**GUC Exchange**").

L. Concurrently with the execution of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Purchaser has agreed to provide to the Debtor the $2 million Deposit (as defined herein) to secure Purchaser's obligations on the terms stated herein, $1 million of which was funded prior to the execution of this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1.
Definitions

1.1 Defined Terms. The terms defined in this Article 1 shall for all purposes of this Agreement have the meanings specified below, unless the context expressly or by necessary implication otherwise requires:

1.2 "**Accounts Receivable**" means any and all accounts receivable, notes receivable and other amounts receivable owed to Seller (whether current or non-current) in respect of the operations of the Purchased Assets, together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all causes of action pertaining to the collection of amounts payable, or that may become payable, to Seller with respect to the Purchased Assets on or prior to the Closing Date.

1.3 "**Affiliate**" means a Person which, directly or indirectly, alone or through one or more intermediaries, controls, or is controlled by, or is under common control with a specified Person. For purposes of this definition, the term "**control**" (including the terms "**controlled by**" and "**under common control with**") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.4 "**Agreement**" has the meaning specified in the preamble hereto and includes all amendments and supplements from time to time in accordance with the provisions hereof, together with all exhibits, schedules and annexes made a part hereof by the references thereto.

1.5 "**Assumed Contracts**" has the meaning specified in Section 2.1(d).

1.6 "**Assumed Liabilities**" has the meaning specified in Section 3.1.

1.7 "**Assumed Secured Claims**" has the meaning specified in Section 3.1.

1.8 "**Assumption Agreement**" means any assignment and assumption agreement to be executed and delivered by Purchaser and Seller at the Closing.

1.9 "**Auction**" has the meaning specified in Section 7.8.

1.10 "**Back-up Bidder**" has the meaning specified in Section 7.8.

1.11 "**Bankruptcy Case**" has the meaning specified in Recital C.

1.12 "**Bankruptcy Code**" has the meaning specified in Recital C.

1.13 "**Bankruptcy Court**" has the meaning specified in Recital C.

1.14 "**Bidding Procedures Order**" has the meaning specified in Recital H.

1.15 "**Bill of Sale**" means the bill of sale and any assignment agreement(s) to be executed and delivered by Seller to Purchaser at the Closing.

1.16 "**Breakup Fee**" has the meaning specified in Section 7.8.

1.17 "**Business Day**" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in California.

1.18 "**Carve-Out**" shall have the same meaning as specified in connection with the interim orders approving DIP Financing except that the amount thereof shall be the $300,000 ($200,000 to pay allowed fees and costs of Debtor's professionals and $100,000 to pay the allowed fees and costs of the Committee's professionals).

1.19 "**Cash Consideration**" has the meaning specified in Section 4.1.

1.20 "**Closing**" has the meaning specified in Section 4.4.

1.21 "**Closing Date**" means the date of the Closing.

1.22 "**Contemplated Transactions**" means, collectively, the purchase and sale of the Purchased Assets, the assignment and assumption of the Assumed Liabilities, and the other transactions provided for herein and in the other Transaction Documents.

1.23 "**Cure Costs**" means, with respect to any Assumed Contract that is subject to a cure pursuant to Section 365 of the Bankruptcy Code, the amounts related to such cure obligations.

1.24 "**Deposit**" has the meaning specified in Section 4.2.

1.25 "**Disputes**" means any dispute, controversy, difference or claims, written or oral.

1.26 "**DIP Financing**" has the meaning specified in Recital J.

1.27 "**DIP Financing Termination Date**" has the meaning specified in Recital J.

1.28 "**DIP Lender**" means the "DIP Financing Lenders" as defined in the *Emergency Motion of Debtor for entry of Interim and Final Orders: (A) Authorizing the Debtor to Borrow Money Secured by Property of the Estate Pursuant to 11 U.S.C. §§ 364(c)(1) & (2) and 364(d); (B) Authorizing Use of Cash Collateral; (C) Granting Adequate Protection for Use of Prepetition Collateral; and (D) Granting Related Relief (11 U.S.C.§§ 363 and 364* [Doc. # 5].

1.29 "**DIP Loan Documents**" has the meaning as defined in the Bankruptcy Court's *Third Interim Order Approving Emergency Motion of Debtor for entry of Interim and Final Orders: (A) Authorizing the Debtor to Borrow Money Secured by Property of the Estate Pursuant to 11 U.S.C. §§ 364(c)(1) & (2) and 364(d); (B) Authorizing Use of Cash Collateral; (C) Granting Adequate Protection for Use of Prepetition Collateral; and (D) Granting Related Relief (11 U.S.C.§§ 363 and 364; Federal Rule of Bankruptcy Procedure 4001* [Doc. # 129].

1.30 "**Employees**" mean all employees of Seller, whether employed on a full-time, hourly, part-time, or consultancy basis, indicated in Recital A.

1.31 "**Deposit**" has the meaning specified in Section 4.2.

1.32 "**Deposit Holder**" has the meaning specified in Section 4.2.

1.33 "**Excluded Assets**" has the meaning specified in Section 2.2.

1.34 "**Excluded Liabilities**" has the meaning specified in Section 3.2.

1.35 "**Final Order**" means, and an order shall become a Final Order, when the time to file an appeal or a further appeal, any motion for rehearing or reconsideration, or a petition for writ of certiorari has expired and no such appeal, motion, or petition is pending and no order or judgment has been entered reversing, vacating, annulling, or modifying the order in question.

1.36 "**Governmental Authority**" means any federal, state, local, foreign or other governmental, regulatory or administrative agency, political subdivision, department, commission, board, bureau, division, court, authority, body, tribunal or instrumentality.

1.37 "**Law**" means any and all federal, state, local and foreign statutes (civil and criminal), laws, statutes, ordinances, regulations, codes, rules, permits, judgments, directives, orders and decrees now or hereinafter in effect.

1.38 "**Liability**" or "**Liabilities**" means all debts, adverse claims, liabilities and obligations, direct, indirect or contingent, including, without limitation, those arising under any Law, or imposed by any court or any arbitrator of any kind, character or description, whether accrued, absolute, known, unknown, secured or unsecured, fixed, contingent, disputed or otherwise, and those arising in connection with products sold by, or under Contracts, agreements (whether written or oral), leases, commitments or undertakings of, such party, whether incurred before or after the Closing.

1.39 "**Material Adverse Effect**" means any change or effect that is materially adverse to the business, results of operations, assets, or liabilities related to the operations of the Seller, taken as a whole; *provided, however,* that in determining whether there has been a Material Adverse Effect, any adverse effect relating to or arising in connection with the following shall be disregarded: (i) the taking of any action or inaction permitted or relating to this Agreement or the announcement of this Agreement, (ii) any change or effect resulting from the announcement of this Agreement (including any action or inaction by any third-parties), (iii) any change or effect resulting from the Auction, the Bankruptcy Case, or any other case commenced by any Affiliate of the Seller under the Bankruptcy Code, (iv) actions or omissions taken or not taken by or on behalf of Seller or any of its Affiliates at the request of Purchaser or its Affiliates, (v) actions taken by Purchaser or its Affiliates, other than as contemplated by this Agreement, (vi) failure of Seller or any of its Affiliates to meet any internal or published projections, forecasts, estimates or predictions, (vii) changes or conditions (including in accounting rules, law, regulation or other interpretation) affecting the industry in which the Seller operates, (viii) any matter of which Purchaser is aware on the date hereof or (ix) conditions caused by acts of terrorism or war (whether or not declared) or any natural or man-made disaster or acts of God.

1.40 "**Outside Backup Date**" has the meaning specified in Section 7.8.

1.41 "**Parties**" means the Purchaser together with the Seller.

1.42 "**Person**" means an individual, corporation, limited liability company, partnership, association, trust, joint venture or other entity or organization, including, without limitation, a Governmental Authority.

1.43 "**Permissible Post-Closing Expenditures**" means amounts payable associated with the operations of the Purchased Assets but excluding professional fees and excluding the Debtor's operating costs incurred after the Closing Date (unless the Purchaser otherwise agrees in writing).

1.44 "**Permitted Liens**" means, with respect to any assets that are among the Purchased Assets, those claims that are identified in Schedule D to the Debtor's Schedules as secured, any Tax Claims secured by such property, and any encumbrances on such assets resulting from any Assumed Contract.

1.45 "**Prepetition Secured Claims**" has the meaning specified in Recital D.

1.46 "**Purchased Assets**" has the meaning specified in Section 2.1.

1.47 "**Purchase Price**" has the meaning specified in Section 4.1.

1.48 "**Purchaser**" has the meaning specified in the preamble of this Agreement.

1.49 "**Purchaser's Representatives**" means Purchaser's accountants, officers, employees, counsel, financial advisors and other authorized representatives.

1.50 "**Sale Hearing**" means the hearing at which the Bankruptcy Court considers approval of the Sale Order.

1.51 "**Sale Motion**" means one or more motions to approve the Bidding Procedures Order and the Sale Order.

1.52 "**Sale Order**" has the meaning specified in Section 8.7.

1.53 "**Seller**" has the meaning specified in the preamble of this Agreement.

1.54 "**Seller's Representatives**" means any of the accountants, officers, employees, counsel, financial advisors, consultants and other authorized representatives of Seller.

1.55 "**Signing Date**" means the earlier of (a) December 11, 2014, and (b) the date that this Agreement is signed and delivered by and to each of the Parties.

1.56 "**Stalking Horse Protections**" has the meaning specified in Section 7.8.

1.57 "**Tax**" or "**Taxes**" means: (i) any all taxes (whether federal, state, local or foreign) including, without limitation, net or gross income, gross receipts, net proceeds, profits, property, sales, use, capital stock, net worth, occupation, value added, ad valorem, transfer, franchise, recapture, excise, windfall, withholding, payroll, social security, workers' compensation, unemployment compensation or employment taxes, tariffs, imposts, duties, levies, fees or governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties or additions to tax imposed with respect to any of the foregoing, and (ii) any obligations under any agreements or arrangements with respect to any tax or taxes described in clause (i) above.

1.58 "**Transaction Documents**" means this Agreement, the Assumption Agreement, the Bill of Sale, and any other Contract to be entered into by or among any or all of the parties, as applicable, in connection with the Closing.

1.59 "**Transfer Taxes**" has the meaning specified in Section 11.2.

1.60 Construction. The terms "hereby," "hereto," "hereunder" and any similar terms as used herein refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The terms "including," "includes" or similar terms when used herein shall mean "including, without limitation." The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Any reference to any federal, state, local or foreign statute or Law shall

be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Unless otherwise indicated, references to (a) Articles, Sections, Schedules and Exhibits refer to Articles, Sections, Schedules and Exhibits of and to this Agreement and (b) references to $ (dollars) are to United States Dollars.

ARTICLE 2.
Sale and Purchase of Assets

2.1 Assets Purchased. Upon the terms and subject to the conditions set forth in this Agreement, Seller agrees to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser agrees to purchase, take, acquire and accept from Seller, at the Closing and as of the Closing Date, all of Debtor's right, title and interest in and to all of the assets, properties, privileges, claims, rights, titles and interests in, under and with respect to the Debtor's business Purchased Assets, whether tangible or intangible, whether identifiable or contingent, wherever situated or located, as described in "**Exhibit 2.1**" hereto (the "**Purchased Assets**"), in each case free and clear of all claims and Liens other than Permitted Liens, to the extent provided under Section 363 of the Bankruptcy Code, including any such assets acquired by Seller in the ordinary course of business of a similar type and character as the Purchased Assets, after the date hereof but prior to the Closing unless excluded pursuant to a written acknowledgment signed by Purchaser; *provided, however*, that the Purchased Assets shall not include any Excluded Assets. Without limiting the generality of the foregoing, the Purchased Assets shall include the following (except to the extent listed or otherwise included as an Excluded Asset):

(a) cash (excluding any of the Cash Consideration), if any, that is in the debtor-in-possession bank account as of the Closing Date which remains unspent on Permissible Post-Closing Expenditures as of the date that is ninety (90) days after the Closing Date;

(b) all business-related claims and causes of action (i.e., those necessary to continuing operation of business) as listed in "**Exhibit 2.1(b)**";

(c) all claims and causes of action against the Purchaser Affiliates and each of their respective officers, directors, managers, and members, each in their capacity as such, which persons and entities are listed in "**Exhibit 2.1(c)**", provided that nothing in this provision or this Agreement shall be construed or applied to reduce, supersede, or impair in any way any subrogation rights held by National Union Fire Insurance Company of Pittsburgh, Pa. pursuant to its Policy No. 02-406-01-03 or any subrogation rights held by Colony Insurance Company pursuant to its Policy No. MLX 7600481-00;

(d) all of Seller's right, title and interest under, in and to all Contracts that the Purchaser is to assume pursuant to Section 365 of the Bankruptcy Code, which are identified in "**Exhibit 2.1(d)**" (to be completed prior to December 23, 2014);

(e) and all books and records of Seller pertaining to the Purchased Assets and ownership or other interests of Seller in the Purchased Assets, wherever located, including all books and records, subject to the rights of Seller under Section 7.4(b) hereof; and

(f) the goodwill, customer relationships and other intangible property relating to any of the Purchased Assets, the Assumed Liabilities in respect of the operations of the Purchased Assets.

(g) Seller's intellectual property and all goodwill associated therewith, all licenses and sublicenses granted and obtained with respect thereto, and all rights thereunder, all remedies against infringements thereof, and all rights to protection of interests therein under the laws of all jurisdictions;

(h) finished products, packaging materials, parts, goods, accessories and miscellaneous inventories and supplies acceptable to Purchaser;

(i) machinery, equipment and other tangible personal property in which Seller has any ownership interest as of the Closing Date, whether on or off the books of Seller which will be agreed to by Purchaser and Seller; and

(j) rights and interests in and to licenses, permits and approvals issued to Seller by any governmental agency or other Person necessary to or used in the business of Seller, in each case, to the extent transferable by Seller.

2.2 Excluded Assets. The following assets (the "**Excluded Assets**") are excluded from the Purchased Assets and shall not be purchased and sold hereunder and no definition of Purchased Assets shall be deemed to include any Excluded Assets:

(a) bank accounts (other than funds in such accounts, which are included in Section 2.1(a) above), cash Deposits, insurance refunds, professional retainers, and federal, state, and local tax refunds, in each case except as otherwise specified in Section 2.1(a);

(b) the minutes and general corporate records of Seller and Seller's other records not pertaining to the Purchased Assets;

(c) all Contracts (which have not otherwise been rejected by the Debtor) other than the Assumed Contracts;

(d) Seller's rights under this Agreement, and all cash and non-cash consideration payable or deliverable to Seller pursuant to the terms and provisions hereof;

(e) any Tax receivable or Tax refund with respect to any period ending on or prior to the Closing;

(f) any and all claims and causes of actions that are not explicitly identified herein as among the Purchased Assets, including any proceeds thereof, which Seller has or may have as of the Closing against Persons other than Seller (regardless of whether or not such claims and causes of action have been asserted by Seller) and all rights of indemnity, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, possessed by Seller as of the Closing (regardless of whether such rights are currently exercisable), including, but not limited to, all preference or avoidance claims and actions of Seller (including, without limitation, any such claims and

actions arising under Sections 544, 545, 546, 547, 548, 549, 550 and 551 of the Bankruptcy Code), and all other causes of action arising under Chapter 5 of the Bankruptcy Code; and

(g) any and all insurance deposits, advance payments and unearned premiums.

2.3 Passage of Title and Risk of Loss. Legal and equitable title and risk of loss with respect to the Purchased Assets shall not pass to Purchaser until such Purchased Assets are transferred at the Closing.

2.4 Assets Held in Trust. Following the Closing, any amounts paid by customers or other third parties (a) to Seller in connection with the Purchased Assets shall be held in trust by Seller for the benefit of Purchaser and tendered by Seller to Purchaser promptly after the receipt thereof, and (b) to Purchaser in connection with the Excluded Assets shall be held in trust by Purchaser for the benefit of Seller and tendered by Purchaser to Seller promptly after the receipt thereof. Any party charged with the obligation to tender any such payment under this Section 2.4 shall tender such payment in the same form of consideration as such payment was made to such party by any customer or other third party.

2.5 Sale Free and Clear. On the Closing Date, and subject to the terms hereof, the Purchased Assets shall be transferred to Purchaser free and clear of all Claims and Liens other than (a) the Permitted Liens, and (b) the Assumed Liabilities, to the fullest extent permitted by Section 363 of the Bankruptcy Code.

2.6 "As Is, Where Is". THE PURCHASED ASSETS ARE BEING ACQUIRED BY PURCHASER ON AN "AS IS, WHERE IS" BASIS. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, SELLER AND THEIR PROFESSIONALS ARE MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT. IT IS UNDERSTOOD THAT, EXCEPT TO THE EXTENT OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, PURCHASER IS SOLELY RELYING ON ITS OWN DUE DILIGENCE AND IS ACQUIRING THE PURCHASED ASSETS "AS IS, WHERE IS" AND "WITH ALL FAULTS" WITHOUT ANY IMPLIED REPRESENTATION, WARRANTY OR GUARANTEE AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OTHERWISE, OR AS TO THE CONDITION OF THE PURCHASED ASSETS, OR AS TO THE CONDITION, SIZE, EXTENT, QUANTITY, TYPE OR VALUE OF SUCH PROPERTY, AND SELLER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH IMPLIED REPRESENTATIONS, WARRANTIES OR GUARANTEES.

ARTICLE 3.
Assumption of Obligations and Liabilities

3.1 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, and in partial consideration of the transfer to Purchaser of the Purchased Assets, Purchaser shall assume or satisfy as of the Closing Date, the following Liabilities of the Seller: (a) each of the secured claims that was perfected before the Petition Date and identified in Schedule D of the Schedules (the "**Assumed Secured Claims**") and described in **Schedule 3.1** hereto, and (b) any and all amounts that are or become payable in respect of the DIP Financing, including, without limitation, the Initial DIP Financing and the Supplemental DIP Financing, and (c) any and all of the Liabilities of the Seller arising under the Assumed Contracts (collectively, the "**Assumed Liabilities**"). For purposes hereof, Assumed Liabilities includes any Liabilities arising solely from the action or inaction of Purchaser, and events occurring, on and after the Closing Date. Without limiting the generality of the foregoing, the Assumed Liabilities shall include the following (except to the extent explicitly identified herein as an Excluded Liability):

(a) all Liabilities of Seller arising under the Assumed Contracts on and after the Closing Date, including any Cure Costs applicable to such Assumed Contracts; and

(b) all Liabilities in respect of those certain Employees whom Purchaser hires, whether on a full-time, part-time, hourly, or contractor basis, within ninety (90) days after the Closing Date, under all past or existing Laws, relating to post-petition employee accrued benefits, in each case which accrued prior to the Closing Date.

3.2 Excluded Liabilities. Except for the Assumed Liabilities, Purchaser shall not assume, or in any way be liable or responsible for, whether arising by contract, tort, operation of Law or otherwise, any Liabilities of Seller that do not relate to the Purchased Assets (collectively, the "**Excluded Liabilities**"). Except as specifically provided in Section 3.1, Purchaser shall not assume and Seller shall retain all Excluded Liabilities. Subject to Bankruptcy Court approval, and except as explicitly provided herein with respect to Employees whom the Purchaser hires after the Closing, the Excluded Liabilities shall include, but not be limited to, all obligations or Liabilities with respect to workers' compensation, payments and benefits related to the Purchased Assets under all past or existing Laws, including, but not limited to, all accrued post-petition labor expenses, employee wages (salary, benefits and vacation), in each case which accrued prior to the Closing Date.

ARTICLE 4.
Consideration; Closing

4.1 Purchase Price. The aggregate price for the Purchased Assets to be paid by Purchaser to or for the benefit of the Seller is **approximately $7,881,941**, plus any accruals for interest, fees and costs in accordance with the DIP Loan Documents, which amount does not include the value to the Debtor of the assumption of the Debtor's obligations under the Assumed Contracts (the "**Purchase Price**").[1] The Purchase Price shall be paid in

[1] The value of the Purchase Price is approximately $7,881,941 as follows: $1 million in Cash Consideration;

(a) cash in the amount of $1 million (the "**Cash Consideration**"), consisting of the Carve-Out ($300,000) plus additional cash consideration ($700,000), and (b) subject to the terms and conditions of this Agreement, and the entry and effectiveness of the Sale Order, at the Closing, Purchaser's payment, satisfaction, or assumption and provision for payment, of the Assumed Liabilities, including the Initial DIP Financing, the Supplemental DIP Financing, the Assumed Secured Claims, and Cure Costs.

4.2 Deposit. Purchaser shall provide a deposit to the Seller, by wire transfer, of $2 million in immediately available funds (the "**Deposit**") to the attorney-client trust account of Debtor's bankruptcy counsel (the "**Deposit Holder**"), to an account designated in writing by Seller, to fund: (a) the Supplemental DIP Financing through January 31, 2015 ($850,000) (previously funded); (b) the Carve-Out in the amount of $300,000; (c) additional cash consideration of $700,000; and (d) the Cure Costs payable in connection with the assumption of the Assumed Contracts. The Deposit shall be provided in two installments of $1,000,000 each, the first to be received as soon as practical after approval of the Supplemental DIP Financing and the second to be received by January 5, 2015.

4.3 The Deposit shall be held in its trust account by the Deposit Holder who shall:

(a) transfer to the Debtor without further order of the Bankruptcy Court or agreement of the Purchaser, the amount of the Supplemental DIP Financing immediately upon the entry of the Bankruptcy Court's order approving the Supplemental DIP Financing;

(b) transfer to the Debtor, or for the Debtor's benefit, at Closing, without further order of the Bankruptcy Court or agreement of the Purchaser:

(i) the amount of the Carve-Out (to be retained by the Deposit Holder and applied in accordance with any applicable orders of the Bankruptcy Court); and

(ii) the amount of the Cash Consideration;

(c) transfer to the Debtor any damages to which Seller may become entitled hereunder that are approved by a Final Order of the Bankruptcy Court; and

(d) transfer to the Debtor at Closing the unapplied portion of the Deposit, if any (if not previously released pursuant to this Agreement).

(e) In the event of an Auction and the Purchaser is not the Winning Bidder, or the Backup Bidder, then the Deposit Holder shall return the portion of the Deposit remaining in its possession, which has not been released in accordance with this Agreement (i.e., all funds other than the Supplemental DIP Financing).

Initial DIP Financing of approximately $905,000 (plus any additional accruals for interest, fees and costs); Supplemental DIP Financing of $850,000; and Assumed Secured Claims of approximately $5.13 million. This does not include any accruals for interest, fees, or costs as provide in the DIP Loan Documents. Moreover, it does not include the value of the assumption of the Debtor's obligations under the Assumed Contracts or the payment of the Cure Costs.

(f) Purchaser shall provide its taxpayer identification number to Seller.

(g) Unless and until the Deposit Holder releases the Deposit in accordance with this Agreement, the Deposit shall be held as a trust fund, not in a segregated interest-bearing account, and shall not become property of Seller's bankruptcy estate.

(h) The Deposit Holder shall not be liable for any losses in connection with its obligations pursuant to this Agreement, except for losses that are established by a Final Order of a court of competent jurisdiction to have been caused exclusively to the Deposit Holder's willful misconduct or fraud.

4.4 Closing. The sale and purchase of the Purchased Assets, including the assumption of the Assumed Liabilities contemplated hereby (the "**Closing**"), shall take place at the offices of Ezra Brutzkus Gubner LLP 21650 Oxnard Street, Suite 500, Woodland Hills, CA 91367, at 11:00 a.m. local time on or before January 31, 2015, or as the Parties may otherwise agree in writing; *provided, however*, that Seller and Purchase may jointly waive the requirement that the Sale Order be a Final Order and proceed to Closing on any earlier date. The Closing shall be deemed to have occurred at 9:00 a.m. (prevailing Pacific time) on the Closing Date.

4.5 Closing Deliveries by Seller. At or prior to the Closing, Seller shall deliver the following to Purchaser:

(a) the Bill of Sale, duly executed by Seller;

(b) the Assumption Agreement, duly executed by Seller;

(c) Intellectual Property Assignment Agreement;

(d) a copy of the Sale Order as entered by the Bankruptcy Court; and

(e) such other instruments of assumption duly executed by Seller as shall be reasonably necessary for Seller to sell the Purchased Assets and Purchaser to assume the Assumed Liabilities in accordance with this Agreement;

(f) the certificate contemplated by Section 8.6; and

(g) Such other and further documents as Purchaser requests to effectuate the transactions contemplated by this Agreement.

4.6 Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver the following to Seller:

(a) the Purchase Price in accordance with Section 4.1;

(b) certified copies of the resolutions duly adopted by Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement;

(c) the Assumption Agreement, duly executed by Purchaser;

(d) such other instruments of assumption duly executed by Purchaser as shall be reasonably necessary for Purchaser to assume the Assumed Liabilities in accordance with this Agreement; and

(e) the certificate contemplated by Section 9.5.

ARTICLE 5.
Representations and Warranties of Seller

Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

5.1 Organization, Standing and Corporate Power. The Seller is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Prior to the Petition Date, the Seller was duly qualified or licensed to do business and was in good standing in each jurisdiction in the United States in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not reasonably be expected to result in a Material Adverse Effect.

5.2 Authority Relative to this Agreement. Subject to the applicable provisions of the Bankruptcy Code, and the contemplated orders of the Bankruptcy Court, the Seller has all necessary corporate or similar authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and, upon entry and effectiveness of the Sale Order in accordance with the terms hereof, will have all necessary corporate or similar authority to consummate the Contemplated Transactions The execution and delivery of this Agreement and the other Transaction Documents to which Seller is party and the consummation of the Contemplated Transactions have been duly and validly authorized by the Seller, and no other corporate or similar proceedings on the part of the Seller are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Seller subject to the effectiveness of the Sale Order in accordance with the terms hereof.

ARTICLE 6.
Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

6.1 Organization, Standing and Corporate Power. Purchaser is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Purchaser is duly qualified or licensed to do business

and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary.

6.2 Authority Relative to this Agreement. Purchaser has all necessary corporate or similar authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and has all necessary corporate or similar authority to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is party and the consummation of the Contemplated Transactions have been duly and validly authorized by the board of directors or equivalent governing body of Purchaser, and no other corporate or similar proceedings on the part of Purchaser are necessary to authorize this Agreement or the other Transaction Documents to which it is party or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by Purchaser, and, upon their execution and delivery in accordance with the terms of this Agreement, each of the other Transaction Documents to which Purchaser is party will have been duly and validly executed and delivered by Purchaser, and assuming that this Agreement and the other Transaction Documents to which it is party constitute valid and binding agreements of Seller to the extent that a Seller is a party thereto, and, subject to the execution and delivery of such other Transaction Documents in accordance with the terms thereof, this Agreement and the other Transaction Documents to which it is a party constitute valid and binding agreements of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar Laws affecting or relating to enforcement of creditors' rights generally or general principles of equity.

6.3 No Violations. Neither the execution and delivery of this Agreement nor the purchase by Purchaser of any Purchased Asset or the assumption by Purchaser of any Assumed Liabilities pursuant to this Agreement will (with or without notice or lapse of time) conflict with or result in any breach of (a) any provision of Purchaser's Certificate of Incorporation or Bylaws (or similar organizational documents) or (b) any Law applicable to Purchaser or its respective properties or assets.

6.4 [This Section Intentionally Left Blank].

6.5 Financing. Purchaser has and will have sufficient cash in immediately available funds to pay the Deposit, the Purchase Price and all of the fees, costs and expenses incurred in connection with the Contemplated Transactions by Purchaser (without giving effect to any unfunded financing, regardless of whether any such financing is committed). As of the hearing on the Sale Motion and the Closing Date, Purchaser shall have adequate financial resources to pay or otherwise satisfy the Assumed Liabilities, and to provide adequate assurance as required under the Bankruptcy Code of the future performance by Purchaser of each Assumed Contract.

6.6 Purchased Assets "AS IS;" Certain Acknowledgements.

(a) Purchaser agrees, warrants and represents that (i) Purchaser is purchasing the Purchased Assets on an "AS IS" and "WITH ALL FAULTS" basis based

solely on Purchaser's own investigation of the Purchased Assets and (ii) neither Seller nor Seller's Representatives has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Purchased Assets, any part of the Purchased Assets, the financial performance of the Purchased Assets, or the physical condition of the Purchased Assets. Purchaser further acknowledges that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by Seller and Purchaser after good-faith arms-length negotiation in light of Purchaser's agreement to purchase the Purchased Assets "AS IS" and "WITH ALL FAULTS." Purchaser agrees, warrants and represents that, except as set forth in this Agreement, Purchaser has relied, and shall rely, solely upon its own investigation of all such matters, and that Purchaser assumes all risks with respect thereto. EXCEPT AS SET FORTH IN ARTICLE 5 OF THIS AGREEMENT, SELLER MAKE NO EXPRESS WARRANTY, NO WARRANTY OF MERCHANTABILITY, NO WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, AND NO IMPLIED OR STATUTORY WARRANTY WHATSOEVER WITH RESPECT TO ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES OR THE PURCHASED ASSETS.

(b) Purchaser is familiar with the Purchased Assets, including based on the knowledge available to the Purchaser Affiliates, and, in any case, Purchaser acknowledges and agrees that it (i) has had an opportunity to discuss the Purchased Assets with the Seller's management and advisors and has been afforded the opportunity to ask questions of and receive answers from management of Seller, (ii) has had reasonable access to the books and records of Seller, and (iii) has conducted its own independent investigation of the Purchased Assets, the Assumed Liabilities and the Contemplated Transactions. In connection with the investigation by Purchaser, Purchaser has received or may receive from Seller certain projections, forward-looking statements and other forecasts and certain business plan information. Purchaser acknowledges and agrees neither Seller nor Seller's Representative, nor any other Person, will have or be subject to any Liability or indemnification obligation to Purchaser or any other Person resulting from the distribution to, or use by, Purchaser or any of its Affiliates or any Purchaser Representative of any information provided to Purchaser or any of its affiliates or any Purchaser Representative by Seller or Seller's Representative, including any information, documents, projections, forward-looking statements, forecasts or business plans or any other material made available in any "data room," any confidential information memoranda or any management presentations in expectation of or in connection with the Contemplated Transactions.

(c) Except for the representations and warranties contained in Article 5, Purchaser acknowledges that none of Seller nor any other Person on behalf of Seller makes any express or implied representation or warranty with respect to Seller, the Purchased Assets or the Assumed Liabilities, or with respect to any information provided to Purchaser or any of its Affiliates or any Purchaser Representative, and Seller hereby disclaims any other representations or warranties made by Seller or any other Person with respect to the execution and delivery of this Agreement, the purchase and sale of the Purchased Assets, the assignment and assumption of the Assumed Liabilities or the Contemplated Transactions. Purchaser has not relied on any representation, warranty or other statement by any Person on behalf of Seller other than the representations and warranties of Seller expressly contained in Article 5 hereof. Purchaser acknowledges and agrees that the representations and warranties set forth in Article

5 hereof are made solely by Seller, and no Affiliate of Seller or Seller's Representative or other Person shall have any responsibility or Liability related thereto.

6.7 GUC Exchange. Purchaser will continue to negotiate in good faith the terms of the GUC Exchange and shall take any steps necessary or desirable to implement the GUC Exchange.

ARTICLE 7.
Covenants of the Parties

7.1 Conduct of Business Pending Closing. Seller shall after the date hereof:

(a) carry on the business operations associated with the Purchased Assets substantially in the same manner as they have prior to the date hereof except as required by Law;

(b) maintain normal maintenance of the Purchased Assets;

(c) use its commercially reasonable efforts, subject to reasonably available surplus liquidity, to maintain and preserve the Purchased Assets and its operations, properties, assets, rights and interests (including, without limitation, the Purchased Assets), taking into account the Bankruptcy Case; and

(d) use commercially reasonable efforts to maintain compliance with all Laws applicable to Seller or the Purchased Assets.

7.2 Notification of Certain Matters. Prior to the Closing, Purchaser shall give prompt written notice to Seller of any failure of Purchaser to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder prior to or at the Closing.

7.3 Access to and Delivery of Information; Maintenance of Records.

(a) Between the date of this Agreement and the Closing Date, Seller shall, during ordinary business hours and upon reasonable prior notice, (i) give Purchaser and Purchaser's Representatives reasonable access to Seller's representatives, officers and senior management in their respective principal places of business, all books, records and other documents and data in the locations in which they are normally maintained, and all offices and other facilities of Seller; *provided* that, in connection with such access, Purchaser and Purchaser's Representatives shall minimize disruption to the Purchased Assets, the Bankruptcy Case and the Auction; *provided further* that in connection with Purchaser's and/or Purchaser's Representatives' access of such offices and other facilities, Purchaser and/or Purchaser's Representatives shall be accompanied at all times by a representative of Seller unless Seller otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities, (ii) subject to any confidentiality restrictions Seller may reasonably require, permit Purchaser and Purchaser's Representatives to make

such reasonable inspections and copies of all books, records and other documents of Seller related to the Purchased Assets as Purchaser may reasonably request, and furnish Purchaser with such reasonably available financial and operating data and other information, in each case relating to the Purchased Assets, as Purchaser and Purchaser's Representatives may from time to time reasonably request. Notwithstanding anything to the contrary set forth in this Section 7.3(a), no access to, or examination of, any information or other investigation shall be permitted to the extent that it would require disclosure of information subject to attorney-client or other privilege.

(b) Between the Closing Date and the closing of the Bankruptcy Case, Purchaser and Purchaser's Representative shall have reasonable access to Seller's books and records relating to the Purchased Assets in the possession of Seller to the extent that (i) such books, records and information relate to any period prior to the Closing Date and are not already in the possession of Purchaser or Purchaser's Representatives and (ii) such access is reasonably required by Purchaser in connection with the Assumed Liabilities, the operation of the Purchased Assets following the Closing or the Purchased Assets. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours. Seller may dispose of any books and records constituting Excluded Assets prior to its dissolution without prior notice.

(c) Between the Closing Date and the closing of the Bankruptcy Case, Seller and Seller's Representatives shall have reasonable access to all of the books and records of Seller delivered to Purchaser at Closing or otherwise pursuant to this Agreement, to the extent that (i) such books, records and information relate to any period prior to the Closing Date and (ii) such access is reasonably required by Seller in connection with the Bankruptcy Case, the Excluded Liabilities, the Excluded Assets or similar matters relating to or affected by the Purchased Assets for periods prior to the Closing. Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours, and Purchaser shall permit Seller and Seller's Representatives, assigns and designees to make such reasonable copies of such books, records and information as they may reasonably request.

7.4 Further Assurances. The Parties agree to execute and deliver, or cause to be executed and delivered, such further instruments or documents or take such other action as may be reasonably necessary, and reasonably achievable, at the expense of the one requesting, to carry out the Contemplated Transactions, including, without limitation, to transfer, convey, assign and deliver to Purchaser and protect Purchaser's right, title and interest in any of the Purchased Assets or the Assumed Contracts, or to enable Purchaser to exercise and enjoy any or all of the rights and benefits of Seller with respect thereto. Nothing in this Section 7.4 shall (a) require Seller to make any expenditure or incur any obligation on its own or on behalf of Purchaser, (b) prohibit Seller from ceasing operations or winding up its affairs following the Closing, or (c) prohibit Seller from taking such actions as are necessary to conduct the Auction, as are permitted by the Bankruptcy Court or as would otherwise be permitted under Section 7.1.

7.5 Assumption of Contracts. Seller shall assign to Purchaser, and Purchaser shall assume, the Assumed Contracts at the Closing.

7.6 Public Statements. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to by Purchaser and Seller. Unless otherwise required by or reasonably necessary to comply with applicable Law or the rules or regulations of any applicable securities exchange, and except for disclosure of matters that become a matter of public record as a result of a Bankruptcy Case and any filings or notices related thereto, Purchaser, on the one hand, and Seller, on the other hand, shall consult with each other before issuing any other press release or otherwise making any public statement with respect to this Agreement, the Transaction Documents, the Contemplated Transactions or the activities and operations of the other parties and shall not issue any such release or make any such statement without the prior written consent of Seller or Purchaser, respectively (such consent not to be unreasonably withheld, conditioned or delayed). Prior to the Closing, Purchaser shall not, and shall cause its Affiliates not to, contact, or engage in any discussions or otherwise communicate with any suppliers or customers of Seller or other Persons with which Seller has commercial dealings, and concerning Seller, any of the Purchased Assets or Assumed Liabilities, or any of the Contemplated Transactions, without obtaining the prior written consent of Seller.

7.7 Submission for Bankruptcy Court Approval.

(a) Seller has filed one or more motions and supporting papers seeking (i) the Bankruptcy Court's approval of the Bidding Procedures Order, which contemplates Purchaser is the "stalking horse" bidder, (ii) the Bankruptcy Court's approval of this Agreement, the Seller's performance under this Agreement and the assumption and the assignment of the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code, and (iii) the entry of the Sale Order. The Bankruptcy Court approved the Bidding Procedures Order at a hearing held on December 11, 2014. The parties shall use their best efforts to have the Bankruptcy Court enter the Sale Order on or before January 30, 2015. Seller shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be submitted for review and comment, to the extent practicable, to Purchaser and the Committee prior to their filing with the Bankruptcy Court.

(b) Seller and Purchaser shall consult with one another regarding pleadings which any of them intends to file with the Bankruptcy Court in connection with, or which might reasonably affect the Bankruptcy Court's approval of the Bidding Procedures Order or the Sale Order.

(c) If the Bidding Procedures Order, the Sale Order or any other orders of the Bankruptcy Court relating to this Agreement or the Contemplated Transactions shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, the Sale Order or other such order), subject to rights otherwise arising from this Agreement, Seller and Purchaser shall use their commercially reasonable efforts to prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion.

7.8 Auction, Overbid Procedures; Breakup Fee, and Adequate Assurances.

(a) Seller and Purchaser acknowledge that this Agreement and the sale of the Purchased Assets are subject to "higher and better" bids and Bankruptcy Court approval. Seller and Purchaser acknowledge that Seller must take reasonable steps to demonstrate that it has sought to obtain the highest or otherwise best price for the Purchased Assets, including giving notice thereof to the creditors of Seller and other interested parties, providing information about Seller's business to prospective bidders, entertaining higher and better offers from such prospective bidders, and potentially conducting an auction in the manner, and subject to any rules and procedures specified herein or otherwise approved by the Bankruptcy (the "**Auction**").

(b) The bidding procedures to be employed with respect to this Agreement and any Auction shall be those reflected in the Bidding Procedures Order, which shall reserve to the Seller, in consultation with the Committee, the maximum discretion to add, subtract or modify any of the procedures for conducting the Auction in the exercise of its business judgment. Purchaser agrees to be bound by and accept the terms and conditions of the Bidding Procedures Order as approved by the Bankruptcy Court subject to its inclusion of the Stalking Horse Protections. For purposes hereof, "**Stalking Horse Protections**" means the terms and conditions for conducting an Auction that are explicitly set forth below, and payment of the Breakup Fee. Purchaser agrees and acknowledges that Seller and Seller's Representatives, upon filing the motion to approve the Bidding Procedures Order containing, among other things, the Stalking Horse Protections, may re-commence to solicit competing bids, including inquiries, proposals or offers for the Purchased Assets in connection with any alternative transaction, and agrees and acknowledges that the procedures contained in the Bidding Procedures Order may be supplemented by other customary procedures not inconsistent with the following Stalking Horse Protections.

(c) The Bidding Procedures Order shall, at a minimum, include the following terms and conditions:

(i) An Auction will be conducted in the event a Qualified Bid (as defined herein) if received no later than 9:00 a.m. (prevailing Pacific time) on Sunday, January 25, 2015 (the "**Bid Deadline**").

(ii) In order to be a "**Qualified Bid**," such bid must: (x) agree to the terms and conditions of this Agreement, as the terms of consideration to be received by the Seller may be improved, (y) be accompanied by documents demonstrating to the Debtor's satisfaction proof of financial ability to close, including payment of the Assumed Secured Claims and Initial DIP Financing and Supplemental DIP Financing, (z) be accompanied by a deposit equal to $1.2 million (approximately 15% of the minimum purchase, see below).

(iii) In the event no Qualified Bid is received by the Debtor's counsel by the Bid Deadline, then Purchaser shall be deemed to be the successful bidder at the hearing on the Sale Motion.

(iv) Purchaser shall be the "stalking horse" bidder, with a minimum bid deemed to be in the amount of $7,881,941.[2]

(v) In any Auction, the initial overbid shall be not less than $370,000 ($270,000 Breakup Fee plus $100,000), and any subsequent overbids shall be not less than in $100,000 increments.

(vi) In the event substantially all of the Purchased Assets are sold to a third party to who outbids the Purchaser at Auction for the Purchased Assets, or in any other transaction, to a buyer unaffiliated with the Purchaser and Purchaser Affiliates, that closes and providing the Purchaser is not in material breach of this Agreement, then immediately following such closing, and without the need for further order of this Court, Seller shall pay in immediately available funds from the net proceeds of such closing, by wire transfer to the account specified by Purchaser in writing, a breakup fee equal to $270,000 (the "**Breakup Fee**").

(d) If an Auction is conducted, and Purchaser is not the prevailing bidder at the Auction but is the next highest bidder at the Auction, Purchaser shall have the right, but not the obligation, to serve as a back-up bidder (the "**Back-up Bidder**") and keep Purchaser's bid to consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) open and irrevocable, notwithstanding any right of Purchaser to otherwise terminate this Agreement pursuant to Article 12 hereof, until the earlier of (i) 5:00 p.m. (prevailing Pacific time) on Friday, **February 13, 2015** (the "**Outside Back-up Date**") or (ii) the date of the consummation of a sale of all or substantially all of the Purchased Assets to a Third-Party. Following the Sale Hearing and prior to the Outside Back-up Date, if the prevailing bidder in the Auction fails to consummate the acquisition of all or substantially all of the Purchased Assets as a result of a breach or failure to perform on the part of such prevailing bidder, the Back-up Bidder (as the next highest bidder at the Auction) , should the election be made, will be deemed to have the new prevailing bid, and Seller will be authorized, without further order of the Bankruptcy Court, to consummate the Contemplated Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction) with the Purchaser as Back-up Bidder.

(e) Purchaser shall provide adequate assurance as required under the Bankruptcy Code of the future performance by Purchaser of each Assumed Contract. Purchaser agrees that it will, and will cause its Affiliates to, promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been a demonstration of adequate assurance of future performance under the Assumed Contracts, such as furnishing affidavits, financial information and other documents or information for filing with the Bankruptcy Court and making Purchaser's Representatives available to testify before the Bankruptcy Court. Subject to the other terms and conditions of this Agreement, Purchaser shall, from and after the Closing Date, (i) assume all Liabilities of Seller under the

[2] The minimum bid of $7,881,941 consists of the Cash Consideration ($1 million); plus the Supplemental DIP Financing ($850,000); plus the Assumed Secured Claims (approximately $5,126,941); plus the amount of the Initial DIP Financing (approximately $905,000).

Assumed Contracts and pay all Cure Costs, and (ii) satisfy and perform all of the Liabilities related to each of the Assumed Contracts when the same are due thereunder.

(f) Seller and Purchaser agree, and the motion to approve the Bidding Procedures Order shall reflect, that the provisions of this Agreement, including this Section 7.8, are reasonable, were a material inducement to Purchaser to enter into this Agreement and are designed to maximize the value of the Debtor's estate by achieving the highest and best price for the Purchased Assets.

ARTICLE 8.
Conditions Precedent to Obligations of Purchaser

The obligations of Purchaser with respect to actions to be taken on the Closing Date are subject to satisfaction or written waiver by Purchaser on or prior to the Closing Date of all of the following conditions:

8.1 Performance of Obligations. Unless waived in writing by Purchaser, all of the terms, covenants and conditions of this Agreement to be complied with or performed by Seller at or before the Closing shall have been duly performed or complied with in all material respects; all deliveries to be made by Seller at Closing pursuant to Section 4.4 shall have been made.

8.2 No Pending Action. No injunction, ruling, award, writ or restraining, order shall be in effect prohibiting any of the Contemplated Transactions.

8.3 Consents and Approvals. All Bankruptcy Court approvals of this Agreement, the Contemplated Transactions and the Transaction Documents, in each case which are necessary for the consummation of the Contemplated Transactions, shall have been obtained.

8.4 Representations and Warranties. The representations and warranties of Seller set forth in Article 5 (disregarding for these purposes any exception in such representations and warranties relating to materiality or a Material Adverse Effect) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date), except for such failures to be true and correct as would not reasonably be expected to have a Material Adverse Effect.

8.5 No Material Adverse Effect. No event, proceeding, development or circumstance shall have occurred with respect to Seller which has had or will have a Material Adverse Effect.

8.6 Certificate of Seller. Purchaser shall have received a certificate from an officer of Seller to the effect that, to such officer's knowledge, the conditions set forth in this Article 8 have been satisfied.

8.7 Final Order. An order shall have been issued by the Bankruptcy Court in the Bankruptcy Case, or from such other court of competent jurisdiction as is exercising jurisdiction over such case at the time of entry of such order, which order shall have been entered approving the Contemplated Transactions and providing for the transfer to the Purchaser of the Purchased Assets free and clear of claims and Liens other than Permitted Liens and Assumed Liabilities, pursuant to the Bankruptcy Code, pursuant to Section 363 of the Bankruptcy Code, to include, among other things, findings of good faith and that the Purchaser is entitled to the benefits of Section 363(m) of the Bankruptcy Code, and shall have been in form and content reasonably satisfactory to the Purchaser (the "**Sale Order**"). Unless waived in accordance with this Agreement, the Sale Order shall become a Final Order either (a) fifteen (15) days after its entry unless it is stayed in conjunction with an appeal before the Closing Date; or (b) if the Sale Order is appealed and stayed, fifteen (15) days after entry of an order dismissing the appeal terminating the stay or affirming the Sale Order, which period shall have expired before the Closing Date. In the event an appeal is filed and a stay pending appeal is granted (and not overturned within three (3) business days) and the Sale Order does not become a final non-appealable order by the Closing, unless waived by Purchaser, Purchaser shall have no obligation to further perform under this Agreement and Seller shall return to Purchaser all funds on Deposit, other than those for the Supplemental DIP Financing and the Carve-Out; *provided, however*, that upon the return of the balance of the Deposit, Seller shall have no obligation to further perform under this Agreement.

ARTICLE 9.
Conditions Precedent to Obligations of Seller

The obligations of Seller with respect to actions to be taken on the Closing Date are subject to the satisfaction or written waiver of Seller on or prior to the Closing Date of the following conditions:

9.1 Performance of Obligations. All of the terms, covenants and conditions of this Agreement to be complied with or performed by Purchaser at or before the Closing shall have been duly performed or complied with in all material respects; all deliveries to be made by Purchaser at Closing pursuant to Article 4 have been made.

9.2 No Pending Action. No injunction, ruling, award, writ or restraining, order shall be in effect prohibiting any of the Contemplated Transactions.

9.3 Consent and Approvals. All Bankruptcy Court and Governmental Authority consents and approvals of this Agreement, the Contemplated Transactions and the Transaction Documents, in each case which are necessary for the consummation of the Contemplated Transactions, shall have been obtained and made.

9.4 Representations and Warranties. The representations and warranties of Purchaser set forth in Article 6 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of the Closing Date (except for those representations and warranties which address matters only as of an earlier date in which case such representation or warranty shall have been true and correct as of such earlier date).

9.5 Certificate of Purchaser. Seller shall have received a certificate from an officer of Purchaser to the effect that, to such officer's knowledge, the conditions set forth in this Article 9 have been satisfied.

9.6 Final Order. A Sale Order in a form and content reasonably satisfactory to Seller shall have been issued and such Sale Order shall have become a Final Order.

ARTICLE 10.
[Intentionally Left Blank]

ARTICLE 11.
Employees; Tax Matters

11.1 Employees.

(a) Purchaser shall have the right, but not the obligation, to offer employment to any or all Employees, in its sole discretion, under terms and conditions satisfactory to Purchaser in its sole discretion, effective on or after the Closing Date. With respect to all Employees not hired by Purchaser, Seller shall be responsible for all obligations and Liabilities, whenever arising. Purchaser reserves the right, in its sole discretion, to determine not to make an offer to any particular Employee. Prior to and following the Closing, Seller shall provide Purchaser with records and other relevant data within Seller's control or access relating to the employment history of, and benefit matters relating to, the Employees hired by Purchaser, as Purchaser shall reasonably request, to the extent legally permitted.

(b) Nothing in this Agreement is intended to confer upon any past, present or future Employee of Seller or his or her legal representatives or heirs any rights as a third party beneficiary or otherwise or any other rights or remedies of any nature or kind whatsoever under or by reason of the Contemplated Transactions, including any rights of employment, continued employment or any rights under or with respect to any welfare benefit, pension or other fringe benefits plan, program or arrangement or Seller Benefit Plan.

11.2 Tax Matters.

(a) Any sales, use, property transfer or gains, documentary, stamp, registration, recording or similar Tax payable in connection with the sale or transfer of the Purchased Assets and the assumption of the Assumed Liabilities and not exempted under the Sale Order or by Section 1146(a) of the Bankruptcy Code ("**Transfer Taxes**") shall be borne by Purchaser. Seller and Purchaser shall use their commercially reasonable efforts and cooperate in good faith to exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes. Purchaser shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes to the extent permitted under applicable Tax Law. Purchaser shall provide reimbursement for any Tax described in this Section 11.2 that is paid by Seller.

(b) All real property, personal property and other ad valorem Taxes with respect to the Purchased Assets that are due after the Closing Date shall be paid by Purchaser.

(c) Seller shall timely prepare (with the assistance of Purchaser reasonably requested by Seller) and file the federal income Tax Return and all state income Tax Returns that include the operations of the Purchased Assets through the day prior to the Closing Date and all other Tax Returns for periods ending on or before the Closing Date (and pay all Taxes shown therein). Purchaser shall timely prepare and file (with the assistance of Seller reasonably requested by Purchaser) all other Tax Returns attributable to the operations of the Purchased Assets that are required to be filed with respect to any period ending on or after the Closing Date.

(d) Seller at its own expense shall have responsibility and authority to conduct, respond to, contest and settle all matters relating to any Tax Return, action or proceeding which may subject Seller to Taxes for which Seller would be liable under this Agreement. Purchaser agrees to timely execute upon the request of Seller, any documents or powers reasonably necessary for Seller to assume responsibility and authority to conduct, respond to, contest and settle all matters relating to any action or proceeding which may subject Seller to any Taxes for which Seller would be liable under this Agreement.

(e) Purchaser agrees to promptly, upon the request of Seller, make available to Seller all work papers and records (or copies thereof) and such other information relating to the Purchased Assets being acquired hereunder, as well as the services of any personnel, as are reasonably required by Seller to (i) prepare and file any and all Tax Returns, which Seller are required to file and/or (ii) to conduct any and all audits, actions, proceedings or other Tax determinations.

ARTICLE 12.
Termination

12.1 Termination. This Agreement may be terminated at any time prior to the Closing by:

(a) mutual written consent of Seller and Purchaser;

(b) Seller or Purchaser, if:

(i) there shall be any Law that makes consummation of the Contemplated Transactions illegal or otherwise prohibited (unless the consummation of the Contemplated Transactions in violation of such Law would not reasonably be expected to have a Material Adverse Effect); or

(ii) consummation of the Contemplated Transactions would violate any nonappealable Final Order, decree or judgment of the Bankruptcy Court or any other Governmental Authority having competent jurisdiction; *provided* that the party seeking to terminate this Agreement pursuant to this Section 12.1(b) shall have used its commercially reasonable efforts to challenge such Law, order, decree or judgment;

(c) Seller, if the Sale Order has not been entered by the Bankruptcy Court by January 30, 2015;

(d) Purchaser, if the Sale Order has not been entered by the Bankruptcy Court by January 30, 2015;

(e) Seller if:

(i) any of the representations and warranties of Purchaser contained in Article 6 shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), and the condition set forth in Section 9.4 would not then be satisfied; or

(ii) Purchaser shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by Purchaser and the condition set forth in Section 9.1 would not then be satisfied; *provided, however*, that if an inaccuracy in any of the representations of Purchaser or a failure to perform a non-financial or comply with a non-financial covenant or agreement with Seller is curable by it within ten (10) Business Day after the date of written notice from Seller to Purchaser of the occurrence of such inaccuracy or failure concerning a non-financial matter, then Seller may not terminate this Agreement under this Section 12.1(e) on account of such inaccuracy or failure (x) prior to delivery of such written notice to Purchaser or during the ten (10) Business Day period commencing on the date of delivery of such notice or (y) following such ten (10) Business Day period, if such inaccuracy or failure shall have been fully cured during such ten (10) Business Day period; *provided, however*, that for the avoidance of doubt, and notwithstanding anything else herein to the contrary, (A) the opportunity for notice and opportunity to cure, provided for Purchaser's benefit in this paragraph, does not apply to Purchaser's obligations under this Agreement to effect the Closing, and (ii) (B) Purchaser shall have a grace period of two (2) Business Days to provide each of the installments of the Deposit specified in Section 4.2.

(f) Purchaser if:

(i) any of the representations and warranties of Seller contained in Article 5 shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), and the condition set forth in Section 8.4 would not then be satisfied; or

(ii) Seller shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by Seller and the condition set forth in Section 8.1 would not then be satisfied; *provided, however*, that if an inaccuracy in any of the representations and warranties of Seller or a failure to perform or comply with a covenant or agreement by Seller is curable by it within ten (10) Business Days after the date of written notice from Purchaser to Seller of the occurrence of such inaccuracy or failure, then Purchaser may not terminate this Agreement under this Section 12.1(f) on account of such inaccuracy or failure (x) prior to delivery of such written notice to Seller or during the ten (10) Business Day period commencing on the date of

delivery of such notice or (y) following such ten (10) Business Day period, if such inaccuracy or failure shall have been fully cured during such ten (10) Business Day period; or

(g) Purchaser or Seller, if (i) a sale to a third party is consummated or (ii) the Bankruptcy Case is dismissed or converted to a case under Chapter 7 of the Bankruptcy Code prior to Closing, and only if neither such dismissal nor conversion expressly contemplates the Contemplated Transactions.

12.2 Procedure and Effect of Termination. In the event of termination of this Agreement by either Seller or Purchaser pursuant to Section 12.1, written notice thereof shall forthwith be given by the terminating party to the other parties and this Agreement shall terminate and the Contemplated Transactions shall be abandoned, without further action by any of the parties; *provided*, *however*, that (a) no party shall be relieved of or released from any Liability arising from any breach by such party of any provision of this Agreement and (b) this Section 12.2, Sections Article 13 and any Confidentiality Agreement between the Parties shall remain in full force and effect and survive any termination of this Agreement. For the avoidance of doubt, in the event of any material breach, or default, by Purchaser under this Agreement, Seller shall be entitled to any remedy or damages available under applicable law, subject to proof, including, without limitation, general and consequential damages, and reasonable attorneys' fees and costs are to be awarded to the prevailing party in the event of any such dispute.

12.3 Extension; Waiver. At any time prior to the Closing, Seller, on the one hand, or Purchaser, on the other hand, may, to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of Purchaser (in the case of an agreed extension by Seller) or Seller (in the case of an agreed extension by Purchaser), (b) waive any inaccuracies in the representations and warranties of Purchaser (in the case of a wavier by Seller) or Seller (in the case of a waiver by Purchaser) contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of Purchaser (in the case of a wavier by Seller) or Seller (in the case of a waiver by Purchaser) contained herein, or (d) waive any condition to its obligations hereunder. Any agreement on the part of Seller, on the one hand, or Purchaser, on the other hand, to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of Seller or Purchaser, as applicable.

ARTICLE 13.
Miscellaneous

13.1 Cooperation. Seller shall cooperate and use their reasonable best efforts to have the President, officers, directors, members and employees of Seller cooperate with Purchaser prior to and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or Disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date. Purchaser shall cooperate and use its reasonable best efforts to have its officers, directors, members and employees cooperate with Seller prior to and after the Closing Date in furnishing information, evidence and other assistance in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to obligations of the Seller relating to all periods prior to the Closing Date.

13.2 Successors and Assigns. No party hereto may directly or indirectly assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto; *provided* that Purchaser may, without the prior written consent of Seller, assign its rights and obligations under this Agreement, the Transaction Documents and the right to receive the Purchased Assets (a) to lending institutions for security purposes or (b) to one or more Purchaser Designees, so long as Purchaser shall continue to remain obligated in full hereunder. Subject to the preceding sentence, each term and provision of this Agreement shall be binding upon and enforceable against and inure to the benefit of any successors or permitted assigns of Purchaser and Seller, including, in the case of Seller, any trustee that is appointed in the Bankruptcy Case or successor in interest appointed under a confirmed plan. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies under or by reason of this Agreement.

13.3 Entire Agreement. This Agreement and the Transaction Documents (including the exhibits and annexes attached hereto and the documents contemplated hereby and thereby) sets forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all agreements, arrangements and understanding relating thereto made prior to or on the date hereof; written or oral, between the parties to this Agreement; *provided*, *however*, that any Confidentiality Agreement among the parties hereto shall remain in full force and effect.

13.4 Counterparts. This Agreement may be executed by the Parties in separate counterparts (including via facsimile or other electronic transmission), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

13.5 Expenses. Except to the extent otherwise specifically provided herein, in the Bidding Procedures Order or in the Sale Order, whether or not the Contemplated Transactions are consummated, each party to this Agreement shall pay its own costs and

expenses in connection with the negotiation, preparation, execution and delivery of this Agreement, the Transaction Documents and the consummation of the Contemplated Transactions, including attorneys' fees and costs, accountants' fees and other professional fees and expenses.

13.6 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery, electronic mail, or nationally recognized overnight courier, and shall be deemed to have been duly given (a) if delivered by hand, on the date of such delivery, (b) if delivered by electronic mail, on the date of delivery, or (c) if delivered by nationally recognized overnight courier, on the first Business Day after sending same to the respective persons named below:

If to Purchaser:

Jay Krieger
Fundamental Capital Management LLC
140 S. Lake Avenue, Suite 302
Pasadena, CA 91101
Email: jkrieger@fundamentallp.com

With a copy to:

David B. Golubchik
LEVENE, NEALE, BENDER, YOO & BRILL L.L.P.
10250 Constellation Blvd., Suite 1700
Los Angeles, CA 90067
E-Mail: dbg@lnbyb.com

If to the Seller:

ISC8 Inc.
151 Kalmus Drive, Suite A-203
Costa Mesa, California 92626
Attention: J. Kirsten Bay, CEO, and Alfred Masse, CRO
E-Mail: kbay@isc8.com
and amm@broadwayadvisors.com

With a copy to:

Robyn B. Sokol
Susan K. Seflin
Ezra Brutzkus Gubner LLP
21650 Oxnard St., Suite 500
Woodland Hills, CA 91367
Telephone: (818) 827-9101
E-Mail: rsokol@ebg-law.com
and sseflin@ebg-law.com

Counsel to the Committee:
Andrew I. Silfen
Arent Fox LLP
1675 Broadway
New York, NY 10019
E-Mail: Andrew.silfen@arentfox.com

or to such other address as the person to who notice is to be given may have previously furnished to the other in writing in the manner set for above.

13.7 Governing Law. Except to the extent the provisions of the Bankruptcy Code apply, this Agreement, and all claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the state of California, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of California.

13.8 Jurisdiction and Venue.

(a) The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the Bankruptcy Court and any appellate court therefrom, in any suit, action or proceeding arising out of or relating to this Agreement, and each of the Parties hereby irrevocably and unconditionally agree that all claims in respect of any such suit, action or proceeding shall be heard and determined in such court. Each of the Parties agrees that a final judgment in any such suit, action or proceeding arising from this Agreement may be entered by the Bankruptcy Court and shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it, she or he may legally and effectively do so, any objection that it, she or he may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Transaction Documents or the Contemplated Transactions in the Bankruptcy Court. Each of the parties hereto irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such suit, action or proceeding in any such court.

13.9 Reformation and Severability. In case any provision of this Agreement shall be held to be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement and the future application of such provision shall not in any way be affected or impaired thereby.

13.10 Remedies Cumulative. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

13.11 Captions. The headings of this Agreement are inserted for convenience only, shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

13.12 Representation by Counsel. Each party to this Agreement represents and warrants that such party has been represented by counsel of its choosing in the negotiation, drafting and execution of this Agreement. Accordingly, no provision of this Agreement shall be construed against any party on the grounds that party drafted the provision or caused it to be drafted.

13.13 Amendments; Waivers. This Agreement may be amended, modified or canceled and the terms or covenants hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later. No waiver by any party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13.14 Schedules, Exhibits and Annexes. Any schedules, exhibits and annexes to this Agreement shall be incorporated herein by reference.

13.15 Brokers and Finders. Each of Seller and Purchaser represents, as to itself and its Affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the Contemplated Transactions.

13.16 Bulk Sales or Transfer Laws. Purchaser hereby waives compliance by Seller with the provisions of the bulk sales or transfer laws of all applicable jurisdictions. Seller agrees to cooperate with Purchaser, upon the reasonable request of Purchaser and at Purchaser's sole expense, in making any bulk sales filings that Purchaser may, in its sole discretion, decide to file.

13.17 Acknowledgement and Release. Purchaser acknowledges that Seller is the sole Person bound by, or liable with respect to, the obligations and Liabilities of Seller under this Agreement and the other Transaction Documents, and that no Affiliate of Seller or any of their respective subsidiaries or any current or former officer, director, stockholder, agent, attorney, employee, representative, advisor or consultant of Seller or any such other Person shall be bound by, or liable with respect to, any aspect of this Agreement and the other Transaction Documents.

13.18 Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer upon any person not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

13.19 Survival. Other than with respect to Section 6.6 hereof, none of the representations and warranties of the parties in this Agreement, in any instrument delivered pursuant to this Agreement, or in the schedules or exhibits attached hereto shall survive the Closing, and no party hereto shall, or shall be entitled to, make any claim or initiate any action against any other party with respect to any such representation or warranty from or after the Closing. None of the covenants or agreements of the parties in this Agreement shall survive the Closing other than with respect to confidentiality, and no party hereto shall, or shall be entitled to, make any claim or initiate any action against any other Party with respect to any such covenant or agreement from or after the Closing, other than those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the consummation of the Contemplated Transactions until fully performed.

[*Remainder of page intentionally left blank.*]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the following parties as of the date first written above.

SELLER: ISC8 INC.

By: ______________________
Name: J. Kirsten Bay
Title: Chief Executive Officer

PURCHASER: NEWCO

By: /s/ Chester White
Name: Chester White
Title: Managing Partner of Griffin Fund LP and its related entities

By: /s/ Jay Krieger
Name: Jay Krieger
Title: Principal of Fundamental Capital Management LLC and its related entities